Exhibit 10.1

Universal Insurance Holdings, Inc.

George De Heer Universal Insurance Holdings, Inc. 1110 West Commercial Boulevard Fort Lauderdale, Florida 33309	August 5, 2013

Consulting Agreement

Dear George,

This letter agreement (this “Agreement”) sets forth our understanding concerning your engagement by us to perform certain consulting services described herein following the termination of your employment as Chief Financial Officer of Universal Insurance Holdings, Inc. (the “Company”).

1.	Non-Renewal of Employment Agreement. Pursuant to Section 2 of that certain Employment Agreement, dated as of September 30, 2010 (the “Employment Agreement”), by and between you and the Company, you have notified the Company that you do not wish to extend the Term (as defined in the Employment Agreement) following September 30, 2013. Consequently, the Employment Agreement shall expire in accordance with its terms effective at the close of business on September 30, 2013 (the “Termination Date”). You hereby agree to resign from each of your other officer positions with the Company and its subsidiaries effective on the Termination Date.

2.	No Severance under Employment Agreement; Benefits.

(a)	No severance or other termination payments shall be payable to you under the Employment Agreement or any other plan or arrangement of the Company in connection with the non-renewal of the Employment Agreement and/or your retention by the Company as a consultant. You agree that you are not resigning as Chief Financial Officer of the Company for “Good Reason” as defined in the Employment Agreement. Subject to paragraphs 2(b) and 2(c) of this Agreement, following the Termination Date, you shall not be entitled to participate in any plans, programs, arrangements, or distributions by the Company pertaining to or in connection with any Social Security payments, tax withholding, pension, bonus, insurance or similar benefits for its employees, and you shall not receive any vacation pay, sick leave or other paid leave of absence.

(b)	Notwithstanding anything in paragraph 2(a) to the contrary, for a period of one (1) year following the Termination Date, you shall be entitled to reimbursement by the Company of any health, dental, life, which consists of premiums applicable to two independent insurance policies; one of which has death benefit of $1.0 million policy and the other is part of a group plan in which the Company pays for the first $20K of coverage and you pay, through payroll deduction, for additional coverage for you (an add’l $330K) and for coverage on your domestic partner ($150K), disability and any tax-qualified or non-tax qualified private long-term care insurance payments made pursuant to the provisions of Section 4980B of the Internal Revenue Code of 1986, as amended (COBRA), for you and your spouse or anyone that you are not married to but with whom you agree to share common necessities of life and are responsible for each other’s common welfare, regardless of the existence or non-existence of any declaration or registration in connection therewith (“domestic partner”), within 30 days following the presentation of appropriate documentary support for such expenses. This paragraph 2(b) shall survive any termination of this Agreement.

(c)	Notwithstanding anything in paragraph 2(a) to the contrary, following the Termination Date, you shall be entitled to any salary, payments or benefits accrued under the Employment Agreement prior to the Termination Date (including, without limitation, payments related to accrued vacation, personal days and floating holidays), as well as any post-employment benefits to which you are otherwise entitled in connection with the termination of your employment with the Company.

3.	Consulting Services. From October 1, 2013 through July 1, 2014 (such period, the “Consulting Term”), you shall perform the following duties at a location of your choosing (the “Consulting Services”):

(a)	Respond to inquiries and provide suggestions and recommendations in the transition of your duties to the Company’s successor Chief Financial Officer (the “Successor CFO”) and provide general financial non-tax, consulting services to the Successor CFO; and

(b)	Provide general advice with respect to the Company’s business and operations and on matters where you have key institutional knowledge of the relevant facts.

You will be free to exercise your discretion and independent judgment as to method and means of performance of Services pursuant to this Agreement. In performing the foregoing duties, your responsibilities will be limited to responding to inquiries of Company executives (including the Successor CFO) during normal business hours within a reasonably prompt period of time following receipt. Subject to the foregoing, you agree to act in the best interests of the Company in all respects during the Consulting Term. You also agree to comply reasonably promptly and faithfully with all reasonable instructions, directions, requests, rules and regulations of the Company in connection with your performance of the Consulting Services.

For the avoidance of doubt, both you and the Company agree that you will not be an employee of the Company during the Consulting Term. It is further agreed that, following the Termination Date, you will not be subject to the window periods and pre-clearance procedures set forth in the Company’s insider trading policy and guidelines, and the Company will not advise you as to the existence of any black-out periods thereunder.

4.	Fees. As consideration for providing the Consulting Services, you shall receive an aggregate fee in the amount of Two Hundred Thousand Dollars ($200,000), due and payable in bi-weekly installments during the Consulting Term.

5.	Signing Bonus. As consideration for entering into this Agreement, you shall receive a signing bonus in the amount of Fifty-Thousand Two Hundred and Fifty Dollars ($56,250) (the “Signing Bonus”), to be paid on the Company’s next regular payment date following the date hereof. The Signing Bonus shall be treated as employee compensation in all respects, and the Company shall deduct therefrom any withholding taxes, social security taxes, federal or state income taxes or disability deductions required under applicable law.

6.	Expense Reimbursement. During the Consulting Term, we shall reimburse you for out-of-pocket expenses reasonably incurred by you in connection with your performance of the Consulting Services (which shall include, without limitation, a cell phone coverage plan), payable within 30 days of receipt by the Company of an itemized receipt and, if necessary, proper substantiation of such expenses.

7.	Confidentiality, Noncompetition and Nonsolicitation.

(a)	You recognize and acknowledge that during the course of performing the Consulting Services, you will continue to have access to certain confidential information of the Company and that such information constitutes valuable, special and unique property of the Company. Following the Termination Date, you agree that you will not disclose information, including any trade secrets or confidential information of the Company obtained during the course of your employment with the Company or during the Consulting Term, except such information required to be disclosed by applicable law or an order entered, or subpoena issued, by a court of competent jurisdiction, or as may have become part of the public domain through no fault of your own, which public domain determination, unless disclosed publicly by the Company, shall only be made by the Company in a written acknowledgment made at your request, before you may be free to disclose any such claimed public domain information.

(b)	During the Consulting Term, you will not, directly or indirectly, engage in any residential homeowners insurance business in the U.S., either as an employee, consultant, partner, shareholder, director, investor or in any other capacity.

(c)	During the Consulting Term, you agree that you will not disturb, entice, hire or in any other manner attempt to persuade any employee, consultant, dealer, supplier or customer of the Company to discontinue its business relationship with the Company.

(d)	Following the Termination Date, you agree that you will not make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its directors, officers or employees, except as may be required in the performance of the Consulting Services or as required by law as part of any judicial or administrative process. The Company agrees that, following the Termination Date, it will not make, or cause or assist any of its directors or executive officers or any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, your reputation or character and that the Company shall instruct and otherwise cause its directors, executive officers or any officer of the Company authorized to speak on behalf of the Company with respect to you or matters involving you to honor the non-disparagement obligations described herein. The Company further agrees promptly upon your request to acknowledge your favorable job performance during your period of employment with the Company pursuant to the Employment Agreement and to likewise provide a favorable letter of recommendation for you to use with prospective employers and others in the future.

(e)	You and the Company acknowledge that it would be very difficult or impossible to measure the damages resulting from a breach of this section 7, and that any such breach would cause immediate and irreparable harm. Therefore, in consequence of the foregoing, you hereby agree that any breach or threatened breach by you of any provision of this paragraph 7 shall entitle the Company, in addition to any other legal remedies available to it, to obtain from any court of competent jurisdiction a temporary and permanent injunction in order to enjoin such breach or threatened breach, without the necessity on the part of the Company in any application for such injunctive relief to show immediate and irreparable harm, which would be a requirement of such an application absent this covenant waiving those requirements.

(f)	Company acknowledges that notwithstanding any of the requirements contained in section 7 of this Agreement, all monetary obligations required of Company in sections 2(b), 2(c), 3, 4 and 5 shall be independent obligations of Company and may not be reduced or excused due to any alleged breach of this section without first giving you written notice of a breach and not less than ten (10) days within which to cure.

8.	Return of Property. On or prior to the expiration of the Consulting Term, you agree to surrender to the Company all confidential and proprietary information and all other property of the Company in your possession and made available to you in connection with your prior employment by the Company or during the Consulting Term. You may not retain copies in any form of any such information or materials without the prior written consent of the Company.

9.	Responsibility for Payment of Taxes. Except as set forth in paragraph 5, you shall be responsible for payment of any and all applicable state, federal and local taxes which you may owe with respect to any payments to be made pursuant to this Agreement. Except as set forth in paragraph 5, the Company will not deduct from its payments to you any withholding taxes, social security taxes, federal or state income taxes or disability deductions, and will not make any employer contributions on your behalf. You agree to indemnify and hold the Company harmless from liability for any taxes or employer contributions demanded or claimed by any state, federal or local government agency in connection with payment for Consulting Services rendered by you pursuant to this Agreement unless such liability arises due to the actions of the Company and not you.

10.	Termination. This Agreement may not be terminated except upon the written consent of both you and the Company; provided that the Company may terminate this Agreement for cause at any time without your consent. Except for Company’s rights to injunctive relief as provided in section 7 above, Company’s sole and exclusive remedy for any purported termination or right to declare a termination for cause shall be a termination and Company shall have no right to any claim for money damages of any kind against you due to any dispute over your performance under the provisions of this Agreement.

11.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter covered herein. All prior understandings and agreements between the parties with respect to such subject matter, whether oral or written, are hereby superseded and nullified.

12.	Governing Law. This Agreement and the implementation of it shall be subject to and governed by the laws of the State of Florida applicable to contracts executed and performed entirely in such State, and any legal proceedings relating to the interpretation or enforcement of any of the provisions of this Agreement shall only be brought in the Circuit Court of the State of Florida, in and for the County of Broward.

13.	Assignment; Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

14.	Severability. The failure of any provision of this Agreement shall in no manner affect the right to enforce the remainder of this Agreement, and the waiver by either the Company or you of any breach of any provision of this Agreement shall not be construed to be a waiver by the Company or you of any succeeding breach of such provision or a waiver by such party of any breach of any other provision of this Agreement.

Please indicate your agreement with the terms above by signing the attached copy of this letter and returning it to the Company, attention of the undersigned.

UNIVERSAL INSURANCE HOLDINGS, INC.

By:	/s/ Sean Downes
Title:	Sean Downes

ACCEPTED AND AGREED:

/s/ George De Heer
George De Heer

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